MARTIN MARIETTA REPORTS FIRST-QUARTER 2026 RESULTS

Revenues Increased 17% with Momentum Continuing in April

Completed Asset Exchange with QUIKRETE

Entered into a Definitive Agreement to Acquire New Frontier Materials

Reaffirmed Full-Year 2026 Guidance Based on Strong Underlying Demand

RALEIGH, N.C. (April 30, 2026) – Martin Marietta Materials, Inc. (NYSE: MLM) (Martin Marietta or the Company), a leading national supplier of aggregates and other building materials, today reported results for the first quarter ended March 31, 2026.

First-Quarter Highlights

(Financial highlights are for continuing operations)

	Quarter Ended March 31,
(In millions, except per share and per ton data)	2026	2025	% Change
Revenues[2]	$1,362	$1,162	17%
Gross profit[3]	$310	$315	(2)%
Earnings from operations[4]	$162	$179	(9)%
Net earnings from continuing operations attributable to Martin Marietta[5]	$79	$104	(24)%
Adjusted EBITDA from continuing operations[1]	$364	$319	14%
Earnings per diluted share from continuing operations[5]	$1.31	$1.70	(23)%
Adjusted earnings per diluted share from continuing operations[1]	$1.93	$1.70	14%

Aggregates product line:
Shipments (tons)	43.9	39.0	12%
Average selling price per ton	$23.70	$23.77	(0)%
Revenues	$1,142	$1,002	14%
Gross profit[3]	$288	$297	(3)%
Gross profit per ton[3]	$6.56	$7.59	(14)%

1
Non-GAAP financial measures; see pages 15 and 17 for reconciliations to the nearest GAAP financial measures.

For additional notes, see page 14.

Ward Nye, Chair, President and CEO of Martin Marietta, stated, “2026 is off to a strong start, with revenues improving 17% to a new first-quarter record. Organic aggregates shipment growth of 7% meaningfully exceeded expectations, benefiting from an early start to the construction season in the Midwest and Colorado, as well as strong infrastructure and heavy nonresidential demand across our geographic footprint. The quarter's results reflect a 14% improvement in both Adjusted EBITDA from continuing operations and Adjusted earnings per diluted share from continuing operations. Importantly, our teams delivered the best first-quarter safety performance in the Company's history, underscoring our unwavering commitment to world-class safety and operational excellence.

"As noted, on February 23 we closed our largest aggregates acquisition to date through an Internal Revenue Code Section 1031 asset exchange with Quikrete Holdings, Inc. (QUIKRETE). This milestone enhanced the quality and durability of our earnings profile and provided $450 million of cash to redeploy into M&A opportunities. As such, and consistent with the Company's strategic plan, on April 19, we signed a definitive agreement to acquire New Frontier Materials (NFM). NFM is a leading Midwestern aggregates-led producer with high-quality, strategically located reserves complementing Martin Marietta's existing footprint and long-term growth objectives.

"With April's continued strong product demand, the impact of April 1 price increases, and ongoing optimization efforts, we are reaffirming our full-year 2026 Adjusted EBITDA from continuing operations guidance of $2.43 billion at the midpoint."

Mr. Nye concluded, "Our increasingly aggregates-focused portfolio, complemented by a differentiated Specialties business with aggregates-like characteristics, positions us to deliver superior performance across a broad range of economic environments while maintaining discipline through periods of macroeconomic volatility. With SOAR 2030 underway, we remain confident in our ability to achieve our 2026 objectives while creating sustainable long-term value for shareholders."

First-Quarter Financial and Operating Results

(All financial and operating results are for continuing operations and comparisons are versus the prior-year first quarter, unless otherwise noted)

Building Materials Business

Aggregates

First-quarter aggregates shipments increased 12.4 percent to a first-quarter record 43.9 million tons, driven by organic growth and partial-quarter contributions from the operations acquired from QUIKRETE on February 23, 2026. Average selling price (ASP) of $23.70 per ton was in line with the prior-year quarter, reflecting acquisition and geographic mix headwinds, as combined organic shipments increased more than 20 percent in the Central and West Divisions, which typically carry lower ASPs and related gross margins.

Aggregates gross profit decreased $9 million, or 3 percent, to $288 million, inclusive of the $22 million charge for the impact of selling acquired inventory after markup to fair market value as part of purchase accounting and higher depreciation, depletion and amortization expense. Organic cost of goods sold per ton increased 5.6 percent and included approximately 300 basis points of headwinds from higher pass-through external freight costs and other timing-related items.

Other Building Materials

Other Building Materials revenues decreased 5 percent to $116 million. Consistent with historical first-quarter trends, the business posted a gross loss of $16 million due to seasonal winter operational shutdowns in Colorado and Minnesota.

Specialties Business

Specialties delivered revenues of $143 million and gross profit of $45 million, both quarterly records. These results reflected contributions from the 2025 Premier Magnesia, LLC acquisition and organic pricing gains, partially offset by lower organic shipments and higher energy costs, which weighed on input cost trends during the quarter.

Portfolio Optimization

On February 23, 2026, the Company completed the asset exchange with QUIKRETE. Under the terms of the transaction, Martin Marietta acquired aggregates operations producing approximately 20 million tons annually in Virginia, Missouri, Kansas and Vancouver, British Columbia, along with $450 million in cash. In exchange, QUIKRETE acquired the Company’s Midlothian cement plant, related cement terminals, Texas ready mixed concrete plants and certain nonoperating land.

On April 19, 2026, the Company entered into a definitive agreement to acquire NFM, a complementary bolt-on aggregates-led business operating in the greater St. Louis metropolitan area that produces over 8 million tons of aggregates annually. The transaction is expected to close in the second half of this year, subject to regulatory approvals and other customary closing conditions.

Discontinued Operations

In connection with the QUIKRETE asset exchange, the Company's Midlothian cement plant, related cement terminals and Texas ready mixed concrete plants were reported as discontinued operations through the transaction close date. Earnings from discontinued operations, net of income tax expense, totaled $1.4 billion and $12 million for the quarters ended March 31, 2026 and 2025, respectively. Earnings for the quarter ended March 31, 2026, included a $1.4 billion after-tax gain on the asset exchange.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities for the three months ended March 31, 2026, was $227 million, a first-quarter record, compared with $218 million for the prior-year period.

Cash paid for property, plant and equipment additions for the three months ended March 31, 2026, was $186 million.

During the three months ended March 31, 2026, the Company returned $251 million to shareholders through dividend payments and share repurchases. As of March 31, 2026, 10.7 million shares remained available under the current repurchase authorization.

As of March 31, 2026, the Company had $273 million of unrestricted cash and cash equivalents on hand and $1.2 billion of unused borrowing capacity on its existing credit facilities, providing substantial financial flexibility to support the execution of a robust M&A pipeline.

Full-Year 2026 Guidance

The Company's 2026 guidance provided below reflects continuing operations only and is inclusive of contributions from the operations acquired from QUIKRETE on February 23, 2026.

2026 GUIDANCE
(Dollars in Millions)	Low	Midpoint	High
Revenues	$7,000	$7,160	$7,320
Net earnings from continuing operations attributable to Martin Marietta	$1,062	$1,115	$1,168
Adjusted EBITDA from continuing operations[1]	$2,360	$2,430	$2,500
Capital expenditures	$550	$575	$600

Aggregates
Volume % growth[2]	11.0%	12.0%	13.0%
Organic volume % growth[2]	1.0%	2.0%	3.0%
ASP % growth[3]	1.5%	2.5%	3.5%
Organic ASP % growth[3]	4.0%	5.0%	6.0%

1
Non-GAAP financial measure; see page 16 for a reconciliation to net earnings from continuing operations attributable to Martin Marietta.
2
Volume change is based on total aggregates shipments and is in comparison to 2025 shipments of 198.5 million tons.
3
ASP change is based on aggregates average selling price and is in comparison to 2025 ASP of $23.30 per ton.

Non-GAAP Financial Information

This earnings release includes financial measures not prepared in accordance with United States generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP financial measures to the most comparable GAAP measures are provided in the Appendix. Management believes these non-GAAP measures are widely used by investors to evaluate the Company’s performance and, when considered alongside the Company’s consolidated financial statements, offer valuable insight into the Company’s ongoing and expected business results. These measures also inform internal evaluations of overall business performance. Management recognizes that reported results are influenced by numerous factors, and the adjustments in non-GAAP measures may not reflect all such impacts. Additionally, these measures may not be comparable to similarly titled measures used by other companies.

Conference Call Information

Martin Marietta will discuss its first-quarter 2026 earnings results today, April 30, 2026, via a conference call and live webcast beginning at 10:00 a.m. Eastern Time. To participate, dial +1 (646) 307-1963 and enter conference ID 6288728. Participants are encouraged to dial-in at least 15 minutes prior to the scheduled start time to ensure a timely connection. A replay of the webcast will be available approximately two hours after the live broadcast concludes. Access links for both the live and archived events, along with the Q1 2026 Supplemental Information, are available on the Investors section of the Company's website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of aggregates and other building materials. Through a network of operations spanning 28 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Specialties business provides high-purity magnesia and dolomitic lime products used worldwide in environmental, industrial, agricultural and specialty applications. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contact:

Jacklyn Rooker

Vice President, Investor Relations

+1 (919) 510-4736

Jacklyn.Rooker@martinmarietta.com

MLM-E.

This earnings release contains forward-looking statements under the federal securities laws, including the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and are based on assumptions that the Company believes are reasonable, but which may differ materially from actual results. These statements reflect the Company’s current expectations or forecasts of future events. You can identify these statements because they do not relate only to historical or current facts and may use words such as “guidance”, “anticipate”, “may”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future performance. Any or all the Company’s forward-looking statements herein and in other publications may prove to be incorrect.

First-quarter results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to risks and uncertainties and is based on assumptions that the Company believes are reasonable but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements, including the outlook and 2026 Guidance, include, but are not limited to: the Company’s ability to address challenges, including shipment declines caused by economic and weather events beyond its control; a widespread decline in aggregates pricing, including reduced shipment volume negatively affecting price; the termination, capping, reduction or suspension of federal and/or state fuel tax(es) or other revenue related to public construction; the impact of the Administration on the availability and timing of federal and state infrastructure investment; the level and timing of federal, state or local transportation or infrastructure or public projects funding, including any issues arising from such budgets, particularly in Texas, North Carolina, Colorado, California, Georgia, Florida, South Carolina, Arizona, Iowa and Minnesota; the United States Congress’ inability to reach agreement internally or with the Executive Branch on policy affecting the federal budget; a prolonged Federal government shutdown; the ability of states or other entities to finance approved projects through tax revenues or alternative financing; construction spending levels in the Company’s markets; reductions in defense spending and impacts on construction activity on or near military bases; declines in energy-related construction due to sustained low global oil prices or changes in oil production or capital spending, particularly in Texas; sustained high mortgage interest rates and factors leading to a slowdown in private construction in some areas; unfavorable weather, including storms, hurricanes, wildfires, timing of seasons, drought, rainfall, or extreme temperatures affecting production schedules, shipment volumes, product/geographic mix and profitability; volatility in fuel and energy costs, including diesel, electricity, natural gas and consumables like steel, explosives, tires and conveyor belts, as well as natural gas for the Company’s Specialties business; increased raw materials costs, such as bitumen; rising costs of repair and supply parts; construction labor shortages and supply chain challenges; labor relations risks, such as unionization efforts, work stoppages or strikes (particularly in jurisdictions with evolving labor laws); workforce demographics-related challenges in recruiting and retaining skilled employees, particularly for physically demanding roles in rural or less-populated areas; unexpected equipment failures, unscheduled maintenance, industrial accident or prolonged production disruption; resiliency and potential declines of the Company's construction end-use markets; potential impacts of disease outbreaks, epidemics, pandemics, or similar health threats, or fear of such events, and related economic/societal responses, affecting suppliers, customers, partners or employees; the performance of the overall United States economy; governmental regulation, including environmental laws and climate change regulations at state and federal levels; implementation of emissions taxes, carbon-pricing schemes, or stricter climate-related rules that could increase operating costs or restrict Specialties production; delays or difficulties in securing timely land use approvals or environmental permits amid changing regulatory expectations; increasing legal actions or public pressure related to environmental impact, emissions, or land use could result in reputational harm or financial liability; failure to meet evolving environmental, social, and governance (ESG) standards or investor benchmarks may affect access to capital or shareholder confidence; changes in external ESG ratings or methodologies could affect investor sentiment or index inclusion; increasing competition for water access or stricter water usage regulations could impact production, especially in drought-prone regions; outcomes of environmental or land-use proceedings, or increased costs associated with regulatory obligations, including site reclamation; elevated premiums or reduced coverage availability for property, casualty, or environmental liability could increase risk exposure; online misinformation campaigns or social media-driven reputational harm could affect stakeholder trust and market perception; transportation availability and investment in rail infrastructure impacting the movement of materials especially to the Company’s Texas, Southeast and Gulf Coast markets, the movement of essential dolomitic lime to the Company’s Specialties plant in Manistee, Michigan and its customers, and the movement of magnesite from the Company's Specialties' Gabbs, Nevada facility to processing plants in North Carolina, Indiana and Pennsylvania and the Company's customers; increased transportation costs, including increases from energy price fluctuations, fuel surcharges, and compliance with tightening regulations, including water shipments; availability of trucks and licensed drivers for material transport; availability and cost of construction equipment in the United States; weakness in the steel industry markets served by the Company’s dolomitic lime products; geopolitical risks affecting costs, supply chain, oil and gas prices, including conflict zones such as Iran, Russia-Ukraine, Israel-Middle East and potential China-Taiwan tensions; trade disputes and tariffs impacting the U.S. economy; unplanned cost changes or customer realignments affecting earnings; dependence on information technology and automated systems; risks related to third-party vendors, including exposure to cybersecurity vulnerabilities or service outages; inflation pressures on production and interest costs; customer concentration in construction markets increasing the risk of potential losses on customer receivables; demand levels, production volumes, and cost management affecting operating leverage and profitability; risks related to acquisitions, including, integration challenges and the possibility that acquisition synergies may not be realized as expected or within anticipated timeframes, potentially impacting profitability and debt covenant compliance; risks related to executive succession, retention and leadership development critical to strategy execution, including impacts from unexpected leadership changes; changes in tax laws or interpretations, including those related to acquisitions or divestitures, which could increase tax rates; violation of the Company’s debt covenants in the event of price and/or volume instability; new or revised accounting rules could impact financial reporting, asset valuations, or covenant compliance; challenges in implementing new technologies or automation systems could lead to inefficiencies, cost overruns, or operational disruptions; improper use or reliance on predictive analytics or AI-driven decision-making could result in flawed forecasting, compliance issues, or reputational damage; cybersecurity risks; downward pressure on the Company’s common stock price affecting goodwill impairment evaluations; potential credit rating downgrades to non-investment grade; and other risk factors listed from time to time in the Company’s SEC filings.

You should also review the risk factors discussed in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2025, and other periodic SEC filings. All forward-looking statements should be evaluated with these considerations in mind. Other risks and uncertainties not presently known or currently deemed immaterial may also affect the Company’s performance or the accuracy of forward-looking statements. The Company undertakes no obligation to update any such forward-looking statements.

Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Earnings

	Three Months Ended
	March 31,
	2026	2025
	(In Millions, Except Per Share Data)
Revenues	$1,362	$1,162
Cost of revenues	1,052	847

Gross Profit	310	315

Selling, general and administrative expenses	133	125
Acquisition, divestiture and integration expenses	5	2
Other operating expense, net	10	9
Earnings from Operations	162	179

Interest expense	56	56
Other nonoperating income, net	(11)	(9)
Earnings from continuing operations before income tax expense	117	132
Income tax expense	38	28
Earnings from continuing operations	79	104
Earnings from discontinued operations, net of income tax expense	1,434	12
Consolidated net earnings	1,513	116
Less: Net earnings attributable to noncontrolling interests	—	—
Net Earnings Attributable to Martin Marietta	$1,513	$116

Net Earnings Attributable to Martin Marietta
Per Common Share:
Basic from continuing operations attributable to common shareholders	$1.32	$1.71
Basic from discontinued operations attributable to common shareholders	23.79	0.20
Total basic attributable to common shareholders	$25.11	$1.91

Diluted from continuing operations attributable to common shareholders	$1.31	$1.70
Diluted from discontinued operations attributable to common shareholders	23.75	0.20
Total diluted attributable to common shareholders	$25.06	$1.90

Weighted-Average Common Shares Outstanding:
Basic	60.3	60.9
Diluted	60.4	61.0

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Reportable Segment* Financial Highlights
(Continuing Operations Only)

	Three Months Ended
	March 31,
	2026	2025
	(Dollars in Millions)
Revenues:
East Group	$835	$758
West Group	384	317
Total Building Materials business	1,219	1,075
Specialties	143	87
Total	$1,362	$1,162

Earnings (Loss) from operations:
East Group	$230	$237
West Group	(43)	(42)
Total Building Materials business	187	195
Specialties	35	33
Total reportable segments	222	228
Corporate	(60)	(49)
Earnings from operations	162	179
Interest expense	56	56
Other nonoperating income, net	(11)	(9)
Earnings from continuing operations before income tax expense	$117	$132

* In connection with the closing of the QUIKRETE asset exchange during the quarter ended March 31, 2026, the Company updated its reportable segments. As of March 31, 2026, the Building Materials business includes two reportable segments: East Group (comprised of the East and Southwest divisions) and West Group (comprised of the Central and West divisions). The Company has recast all comparative prior-period information presented in this earnings release to reflect the updated reportable segments.

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Product Line Financial Highlights
(Continuing Operations Only)

	Three Months Ended
	March 31,
	2026	2025
	Amount	Amount
	(Dollars in Millions)
Revenues:
Building Materials:
Aggregates	$1,142	$1,002
Other Building Materials	116	122
Less: Interproduct sales	(39)	(49)
Total Building Materials business	1,219	1,075
Specialties	143	87
Total	$1,362	$1,162

Gross profit (loss):
Building Materials:
Aggregates	$288	$297
Other Building Materials	(16)	(19)
Total Building Materials business	272	278
Specialties	45	38
Corporate	(7)	(1)
Total	$310	$315

Depreciation, Depletion and Amortization**:
Building Materials business:
Aggregates	$131	$113
Other building materials	11	10
Total Building Materials business	142	123
Specialties	11	4
Corporate	1	1
Total	$154	$128

** Depreciation, depletion and amortization reflects the expense included in Cost of revenues and does not represent total depreciation, depletion and amortization.

Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data

	March 31,	December 31,
	2026	2025
	Unaudited	Audited
	(In millions)
ASSETS
Cash and cash equivalents	$273	$67
Accounts receivable, net	780	723
Inventories, net	1,213	1,078
Current assets held for sale	8	1,230
Other current assets	82	95
Property, plant and equipment, net	12,642	10,290
Intangible assets, net	4,333	4,073
Operating lease right-of-use assets, net	381	367
Other noncurrent assets	785	788
Total assets	$20,497	$18,711

LIABILITIES AND EQUITY
Current maturities of long-term debt	$—	$30
Other current liabilities	1,034	865
Long-term debt (excluding current maturities)	5,294	5,293
Other noncurrent liabilities	2,872	2,489
Total equity	11,297	10,034
Total liabilities and equity	$20,497	$18,711

Appendix

MARTIN MARIETTA MATERIALS, INC.

Unaudited Statements of Cash Flows

	Three Months Ended
	March 31,
	2026	2025
	(Dollars in Millions)
Cash Flows from Operating Activities:
Consolidated net earnings	$1,513	$116
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	167	154
Stock-based compensation expense	31	31
(Gain) Loss on divestitures and sales of assets	(1,965)	1
Deferred income taxes, net	277	3
Other items, net	3	(1)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(57)	(66)
Inventories, net	(22)	(57)
Accounts payable	35	24
Other assets and liabilities, net	245	13
Net Cash Provided by Operating Activities	227	218

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(186)	(233)
Acquisitions, net of cash acquired	20	—
Proceeds from divestitures and sales of assets	452	2
Investments in limited liability company	—	(20)
Other investing activities, net	7	(11)
Net Cash Provided by (Used for) Investing Activities	293	(262)

Cash Flows from Financing Activities:
Proceeds from borrowings	175	—
Repayments of debt	(205)	—
Payments on finance lease obligations	(6)	(5)
Dividends paid	(51)	(49)
Repurchases of common stock	(200)	(450)
Shares withheld for employees’ income tax obligations	(26)	(21)
Other financing activities, net	(1)	—
Net Cash Used for Financing Activities	(314)	(525)
Net Increase (Decrease) in Cash and Cash Equivalents	206	(569)
Cash and Cash Equivalents, beginning of period	67	670
Cash and Cash Equivalents, end of period	$273	$101

Appendix

MARTIN MARIETTA MATERIALS, INC.

Additional Notes

2. Revenues for the quarters ended March 31, 2026, and March 31, 2025, included the sales of products and services to customers (net of any discounts or allowances) and freight revenues for continuing operations.

3. Quarter ended March 31, 2026, gross profit, aggregates gross profit and aggregates gross profit per ton included a charge of $22 million, $22 million and $0.49 per ton, respectively, for the impact of selling acquired inventory after markup to fair value as part of acquisition accounting.

4. Earnings from operations for the quarter ended March 31, 2026, included charges of $28 million for acquisition, divestiture and integration expenses, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting and an asset and portfolio rationalization charge.

5. Net earnings from continuing operations attributable to Martin Marietta and earnings per diluted share from continuing operations for the quarter ended March 31, 2026, included charges of $37 million and $0.62 per diluted share, respectively, for acquisition, divestiture and integration expenses, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting, an asset and portfolio rationalization charge and the revaluation of deferred tax liabilities driven by changes in the state jurisdictional mix of the business following the QUIKRETE transaction.

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization; earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses; the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting (Inventory Markup); and an asset and portfolio rationalization charge, or Adjusted EBITDA from continuing operations, is an indicator used by the Company and investors to evaluate the Company's operating performance from period to period. The Company has elected to add back, for purposes of its Adjusted EBITDA from continuing operations calculation, acquisition, divestiture and integration expenses and the Inventory Markup only for transactions with consideration of at least $2.0 billion for the Building Materials business or $200 million for the Specialties business.

Adjusted EBITDA from continuing operations is not defined by accounting principles generally accepted in the United States (GAAP) and, as such, should not be construed as an alternative to net earnings attributable to Martin Marietta, earnings from operations, or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

Reconciliation of Net Earnings from Continuing Operations Attributable to Martin Marietta to Adjusted EBITDA from Continuing Operations

	Three Months Ended
	March 31,
	2026	2025
	(Dollars in Millions)
Net earnings from continuing operations attributable to Martin Marietta	$79	$104
Add back:
Interest expense, net of interest income	54	51
Income tax expense for controlling interests	38	28
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	165	136
Acquisition, divestiture and integration expenses	4	—
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	22	—
Asset and portfolio rationalization charge	2	—
Adjusted EBITDA from continuing operations	$364	$319

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Reconciliation of 2026 Net Earnings from Continuing Operations Attributable to Martin Marietta Guidance to the 2026 Adjusted EBITDA from Continuing Operations Guidance

Mid-Point of Range
(Dollars in Millions)
Net earnings from continuing operations attributable to Martin Marietta	$1,115
Add back:
Interest expense, net of interest income	200
Income tax expense for controlling interests	306
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	737
Acquisition, divestiture and integration expenses	5
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	65
Asset and portfolio rationalization charge	2
Adjusted EBITDA from continuing operations	$2,430

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Adjusted earnings per diluted share from continuing operations is a non-GAAP financial measure used by the Company and by investors to evaluate operating performance and enhance comparability across reporting periods. The Company calculates Adjusted earnings per diluted share from continuing operations by excluding the impact of certain items that management believes are not indicative of the Company's underlying performance from period to period, including impacts directly related to acquisition and divestiture activity as well as asset and portfolio rationalization charges. The Company has elected to add back, for purposes of its Adjusted earnings per diluted share from continuing operations calculation, acquisition, divestiture and integration expenses, the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting and the revaluation of deferred tax liabilities, only for transactions with consideration of at least $2.0 billion for the Building Materials business or $200 million for the Specialties business.

Adjusted earnings per diluted share from continuing operations is not defined by accounting principles generally accepted in the United States (GAAP) and, as such, should not be construed as an alternative to earnings per diluted share from continuing operations. For further information on Adjusted earnings per diluted share from continuing operations, refer to the Company’s website at www.martinmarietta.com.

Reconciliation of Earnings per Diluted Share from Continuing Operations to Adjusted Earnings per Diluted Share from Continuing Operations

	Three Months Ended
	March 31,
	2026	2025
	(Dollars per Diluted Share)
Earnings per diluted share from continuing operations	$1.31	$1.70
Add back:
Acquisition, divestiture and integration expenses	0.06	—
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	0.28	—
Asset and portfolio rationalization charge	0.02	—
Revaluation of deferred tax liabilities	0.26	—
Adjusted earnings per diluted share from continuing operations	$1.93	$1.70